This announcement is neither an offer to purchase nor a solici-tation of an offer to sell Shares. The Offer is made solely pursuant to the Offer to Purchase dated September 29, 1998, and the related Letter of Transmittal and is being made
      to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of)
       holders of Shares in any jurisdiction in which the
          making of the Offer or the acceptance thereof
           would not be in compliance with the laws of
                        such jurisdiction.


               Notice of Offer to Purchase for Cash
              All Outstanding Shares of Common Stock
                                of

                     BRYAN STEAM CORPORATION
                                at
                      $152.00 Net Per Share
                                by
                 BURNHAM ACQUISITION CORPORATION
                   a wholly-owned subsidiary of

                       BURNHAM CORPORATION

      Burnham Acquisition Corporation, a New Mexico corporation ("Purchaser") and a wholly-owned subsidiary of Burnham Corporation, a New York corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $10.00 per share (the "Shares"), of Bryan Steam Corporation, a New Mexico corporation (the "Company"), for a purchase price of $152.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

-----------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
               12:00 MIDNIGHT, NEW YORK CITY TIME,
                 ON WEDNESDAY, OCTOBER 28, 1998,
                  UNLESS THE OFFER IS EXTENDED.
-----------------------------------------------------------------


      The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of September 23, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, following the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, Shares held in the treasury of the Company and Shares held by stockholders who have properly exercised their right to dissent and obtain fair value for their Shares under the New Mexico Business Corporation Act) will be converted at the effective time of the Merger into the right to receive in cash the price per Share paid in the Offer without interest.

      Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent and Purchaser entering into the Merger Agreement, Parent and Purchaser entered into an agreement dated September 23, 1998 (the "Stockholders' Agreement"), with certain individuals named therein (each, a "Proxy Grantor") who in the aggregate beneficially own 106,315 Shares (representing approximately 55.6% of the outstanding Shares). Pursuant to the Stockholders' Agreement, the Proxy Grantors have (i) agreed validly to tender (and not to withdraw) all such Proxy Grantors' Shares in the Offer and (ii) granted Parent a proxy with respect to the voting of such Shares in favor of the

Merger upon the terms and subject to the conditions set forth therein. For a more detailed description of the Stockholders'
Agreement, see Section 12 of the Offer to Purchase.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn at the expiration of the Offer at least sixty-six and two-thirds percent (66-2/3%) plus one of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See Introduction and Sections 1 and 14 of the Offer to Purchase.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares), (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) all other documents required by the Letter of Transmittal. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

      The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, October 28, 1998, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Pursuant to the terms of the Merger Agreement, Purchaser is entitled to extend the Offer in accordance with applicable law as follows: (i) if any of the conditions to the Offer are not satisfied or waived by Purchaser as of any scheduled expiration date, then Purchaser may extend the Offer from time to time until the earlier of (a) the consummation of the Offer or (b) twenty business days following the original expiration date of the Offer specified herein, and
(ii) if all conditions to the Offer are satisfied or waived as of any scheduled expiration date, then Purchaser may extend the Offer from time to time by not more than ten business days in the aggregate. Purchaser may also extend the Offer with the consent of the Company or as required by law. There can be no assurance that Purchaser will exercise any of its rights to extend the Offer.

      Subject to the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer, and to the provisions of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of or payment for any Shares, to extend the Offer, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure to be fulfilled of any of the conditions specified in
Section 14 of the Offer to Purchase, and at any time or from time to time, to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement, as such provisions may be amended from time to time, in each case by giving oral or written notice of such delay, extension, termination, amendment or waiver to the Depositary.

      Any such extension, delay, termination, amendment or waiver will be followed, as promptly as practicable, by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights.

      Except as otherwise provided in the Offer to Purchase, tenders of Shares made pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 27, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, whose determination will be final and binding.

      The Company is providing Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares in accordance with the Exchange Act. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      The information required to be disclosed by Rule
14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY
DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

             The Information Agent for the Offer is:

                [Logo of MacKenzie Partners, Inc.]

                         156 Fifth Avenue
                        New York, NY 10010
                    (800) 322-2885 (toll free)
                  (212) 929-5500 (call collect)


      September 29, 1998